As filed with the Securities and Exchange Commission on June
30, 1998
                              Registration No.
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549

                       FORM S-8
                REGISTRATION STATEMENT
                         UNDER
              THE SECURITIES ACT OF 1933

               Cronus Corporation
 (Exact name of Registrant as specified in its charter)

                            NEVADA
                (State or other jurisdiction of
                 incorporation or organization)

                         36-3880744
                (I.R.S. Employer Identification No.)

      7660 E. Broadway, Suite 210, Tucson, Arizona 85710
           (Address of principal executive offices)

         STOCK COMPENSATION PLANS FOR CONSULTANTS
                  (Full title of Plan)

                     Jonathan Roberts
                  Chairman of the Board
                    CRONUS CORPORATION
               7660 E. Broadway, Suite 210
                  Tucson, Arizona 85710
         (Name and address of agent for service)

                   (520) 885-1220
(Telephone number, including area code, of agent for service)

                      Copies to:

                  Kevin M. Sherlock
                 CRONUS CORPORATION
             7660 E. Broadway, Suite 210
               Tucson, Arizona 85710
                   (520) 885-1220


             CALCULATION OF REGISTRATION FEE


                       Proposed    Proposed
Title of     Amount    maximum     maximum
securities    to be    offering    aggregate  Amount of
  to be    registered  price per  offering  registration
registered     (1)     share(2)   price        fee

Common Stock, 2,000,000  $ 0.50  $ 1,000,000   $ 295.00
$.001           shares
par value

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issued in connection with share splits, share dividends or similar transactions relating to the plans/consulting agreements described herein.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.


                                 PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

          *

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
INFORMATION.

          *

     * The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                        PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (the "Annual Report") filed by the Company (SEC File No. 0-9297) under the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), with the Commission on June 22, 1998.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

     All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

     All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

              Kevin M. Sherlock, Secretary
                  CRONUS CORPORATION
              7660 E. Broadway, Suite 210
                 Tucson, Arizona 85710
                    (520) 885-1220


ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company is a Nevada corporation.  Section
78.751 of the General Corporation Law of Nevada (the "CGL") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

          Article 12 of the Company's Articles of
Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the CGL.

          At the present time, the Company does not have any officer-director liability insurance although permitted by
Section 78.752 of the CGL, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.


ITEM 8.   EXHIBITS

          See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.


ITEM 9.   UNDERTAKINGS

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                SIGNATURES

          Pursuant to the requirements of the Securities
Act, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on June 30, 1998.


                       CRONUS CORPORATION


                       By:  /s/ Jonathan Roberts, President
                        Jonathan Roberts, President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 30, 1998. Each person whose signature to the Registration Statement appears below hereby appoints Jonathan Roberts and Kevin M. Sherlock, or either one of them, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.


/s/ Jonathan Roberts              /s/ Thomas J. Nieman
Jonathan Roberts                     Thomas J. Nieman
Director (Chairman) and President       Director


/s/ J. Dennis Bartlett            /s/ George Hennessy
Dennis Bartlett                   George Hennessy
Director and Principal               Director
Financial and Accounting Officer


/s/ Kevin M. Sherlock               /s/ Jim Karten
Kevin M. Sherlock                    Jim Karten
Secretary, Vice President            Director
and Director


                            CRONUS CORPORATION

                               EXHIBIT INDEX
                                    TO
                      FORM S-8 REGISTRATION STATEMENT



EXHIBIT NO.    DESCRIPTION

4.1            Consulting Agreements

5.1            Opinion of Stephen A. Zrenda, Jr., P.C.

23.1           Consent of Addison, Roberts & Ludwig, P.C.

24.1 Power of Attorney (included on Signature Page to the Registration Statement)


EXHIBIT 4.1

                CONSULTING AGREEMENT

     This Consulting Agreement is made and entered into to be effective as of March 14, 1998, in accordance herewith and is by and between Sundance Properties, Ltd., a company incorporated in Belize, with offices at 207-1425 Marine
Drive, West Vancouver, British Columbia V7T 1B9
("Consultant"), and Cronus Corporation, a Nevada corporation, with offices at 7660 E. Broadway, Suite 210,
Tucson, Arizona ("Client").

A. Consultant has provided various valuable services for and on behalf of Client in connection with the business of Client.

B. Client desires to retain Consultant as an independent contractor on behalf of Client and Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

In consideration of the above and foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Consultant agree as follows:

1. Consulting Services. Consultant has worked as an independent contractor to Client and Consultant accepted and agreed to such retention. Consultant shall render to Client the following services:

a. Disseminate a one page "highlighter" by fax and operate an intense telemarketing follow-up campaign to new brokers. We will have account executives on the phone doing telemarketing follow-up daily.
b. Use an extensive mass faxing program to reach thousands of new brokers. Follow-up calls will turn a number of them into supporters.
c. Use a mass lead faxing program to brokers, of high net worth individuals who have been identified as stock buyers.
d. Make Cronus Corporation and its products and financial prospects known to retail stockbrokers, broker-dealers, market makers and other members of the financial community.

2. Time, Place and Manner of Performance. Consultant shall be available for advice and counsel to the officers and directors of Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the service hereunder, including the amount of time to be allocated by Consultant to any specific service, shall be determined in the sole discretion of Consultant. It is not intended that the performance of the consulting services described herein shall be accomplished exclusively by Consultant; therefore, Consultant may engage persons as subcontractors to assist in the discharge of the responsibilities hereunder, with such services are to be at the cost and expense of Consultant.

3.  Terms of Agreement.  This Agreement shall compensate
Consultant for all of his services from the commencement of his involvement with the Company until November 1, 1998.

(i)  	Compensation.  Client shall issue to Consultant
1,400,000 shares of the common stock of the Company.
Client shall issue those shares pursuant to an S-8 offering. Consultant shall, prior to issuance, execute a general form of release and a form investment letter regarding the restricted securities to be issued. In the event that Client is unable to complete an S-8 offering, Consultant may elect to receive the shares as restricted common stock.

4. Work Product. It is agreed that, any information and materials produced for Client shall be property of Consultant, free and clear of all claims thereto by Client, and Client shall retain no claim of authorship therein.

5. Disclosure of Information. Consultant recognizes and acknowledges that Consultant has and will have access to certain confidential information of Client and its affiliates that are valuable, special and unique assets and property of Client and such affiliates. Consultant will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of Client, any such information to any person, except to authorized representatives of Consultant or its affiliates for purposes of the services to be rendered under this Agreement, for any reason or purpose whatsoever. In this regard, Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

6. Nature of Relationship. It is understood and acknowledged by the parties that Consultant is being retained by Client in an independent capacity and that in this connection, Consultant hereby agrees, except as otherwise provided herein, or unless Client shall have otherwise consented, not to enter into any agreement or incur any obligation on behalf of Client.

7. Conflict of Interest. Consultant shall be free to perform services for other persons during the term of this Agreement. Consultant will notify Client of the performance of consulting services for any other person which would conflict with the obligations of this agreement. Upon receiving such notice, Client may terminate this Agreement or consent to Consultant's outside consulting services. Failure to terminate this Agreement shall constitute Client's ongoing consent to Consultant's outside consulting activities.

8. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office of each party as first set forth above.

9. Waiver of Breach. Any waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

10. Assignment. This Agreement and the rights and obligations of the parties hereunder are assignable by consultant.

11. Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Arizona and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Arizona shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

12. Arbitration. All disputes arising under this Agreement, except as specifically otherwise provided for herein, shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association in Tucson, Arizona, or its successor, and any judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to amend this Agreement in any respect.

13. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

14. Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

15. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first above written.

CONSULTANT:                   CLIENT:

Sundance Properties, Ltd.     Cronus Corporation

By:______________________     By:______________________
     Alicia Bautista        Jonathan Roberts, President


EXHIBIT 4.1
                CONSULTING AGREEMENT

     This Consulting Agreement is made and entered into to be effective as of June 12, 1998, in accordance herewith and is by and between Sundance Consulting Corporation, a Nevada corporation with offices at 5 Mar Vista Terrace, Tacoma, WA 98403 (hereinafter referred to as "Consultant"), and Cronus Corporation, a Nevada corporation, with offices at 7660 E. Broadway, Suite 210, Tucson, AZ 85710 (hereinafter referred to as "Client").

A. Consultant is willing and able to provide various valuable services for and on behalf of Client in connection with the business of Client.

B. Client desires to retain Consultant as an independent contractor on behalf of Client and Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

In consideration of the above and foregoing premises, the mutual promises and agreements hereinafter set forth, and such other and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and Consultant agree as follows:

1. Consulting Services. Client hereby retains Consultant as an independent contractor to Client and Consultant hereby accepts and agrees to such retention. Consultant shall render to Client services of an advisory or consultative nature in order to assist the Client in its fundraising and marketing. It is not intended that the performance of the consulting services described herein shall be accomplished exclusively by Consultant; therefore, Consultant may engage persons as subcontractors to assist in the discharge of the responsibilities hereunder, with such services at the cost and expense of Consultant.

2. Time, Place and Manner of Performance. Consultant shall be available for advice and counsel to the officers and directors of Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the service hereunder, including the amount of time to be allocated by Consultant to any specific service, shall be determined in the sole discretion of Consultant.

3. Terms of Agreement. This Agreement shall begin on the effective date hereof and continue for a period of one year thereafter, and shall continue after this initial period unless earlier terminated by either party on ten day's notice. This Agreement is subject to early termination by Consultant upon Consultants due diligence and appraisal of Clients business and nature of Clients assets.

4. Compensation. In recognition of Consultant's efforts, past and present, resulting in the receipt of more than $300,000 in financing to Client, Client shall pay Consultant a fee equal to 10% of all such funds raised, payable in cash or in shares of consulting stock of Client. In no event shall the total compensation to Consultant pursuant to this agreement exceed the value of $100,000. If the compensation is to be paid in consulting stock, an S-8 registration statement shall be issued and filed within six months from the date of this agreement.

5. Work Product. It is agreed that, any information and materials produced for Client shall be property of Consultant, free and clear of all claims thereto by Client, and Client shall retain no claim of authorship therein.

6. Disclosure of Information. Consultant recognizes and acknowledges that Consultant has and will have access to certain confidential information of Client and its affiliates that are valuable, special and unique assets and property of Client and such affiliates. Consultant will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of Client, any such information to any person, except to authorized representatives of Consultant or its affiliates for purposes of the services to be rendered under this Agreement, for any reason or purpose whatsoever. In this regard, Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

7. Nature of Relationship. It is understood and acknowledged by the parties that Consultant is being retained by Client in an independent capacity and that in this connection, Consultant hereby agrees, except as otherwise provided herein, or unless Client shall have otherwise consented, not to enter into any agreement or incur any obligation on behalf of Client.

8. Conflict of Interest. Consultant shall be free to perform services for other persons during the term of this Agreement. Consultant will notify Client of the performance of consulting services for any other person which would conflict with the obligations of this agreement. Upon receiving such notice, Client may terminate this Agreement or consent to Consultant's outside consulting services. Failure to terminate this Agreement shall constitute Client's ongoing consent to Consultant's outside consulting activities.

9. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principle office of each party as first set forth above.

10. Waiver of Breach. Any waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the waiving party.

11. Assignment. This Agreement and the rights and obligations of the parties hereunder are assignable by consultant.

12. Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Nevada and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Nevada shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

13. Arbitration. All disputes arising under this Agreement, except as specifically otherwise provided for herein, shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association in Tucson, Arizona, or its successor, and any judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to amend this Agreement in any respect.

14. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

15. Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

16. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute but one and the same document.


IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first above written.


CONSULTANT:                       CLIENT:

Sundance Consulting Corporation   Cronus Corporation



By:______________________      By:_______________________
  Ian Collins, President	     Jonathan Roberts, President




EXHIBIT 5.1



STEPHEN A. ZRENDA, JR., P.C.
ATTORNEY AND COUNSELOR AT LAW
Telephone(405) 235-2111
Telecopy (405) 235-2157
1520 BANK ONE CENTER
100 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA  73102-8601


                          June 25, 1998

Cronus Corporation
7660 E. Broadway
Suite 210
Tucson, Arizona 85710

Dear Sirs:

     We have acted as special counsel to Cronus Corporation (the "Company") to render a legal opinion regarding its Form S-8 Registration Statement to be filed with the Securities and Exchange Commission concerning its plan to issue its Common Stock, $.001 par value, to consultants to the Company.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and documents of the Company, certificates of public officials and of officers of the Company, and such other certificates, documents and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon such certificates of public officials and of such officers, such other certificates, documents and records, and upon the representations of such parties. In addition, we have assumed: (i) the genuineness of all signatures on all documents seen or reviewed by us,
ii) the authenticity of documents submitted to us as originals, and (iii) the conformity with the original and certified copies of all documents submitted to us as copies and the authenticity of the originals thereof. We have also examined such matters of law and such additional matters of fact as we consider necessary or appropriate in connection with the opinions hereinafter expressed.

     Based on and subject to the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

     2.   Assuming the accuracy of the documents,
representations and warranties of the Company, the offer, issuance and sale of the Common Stock of the Company to consultants under the terms and provisions of written consulting agreements will have been duly authorized and validly issued and will be fully paid and nonassessable.

     The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration
Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.

                     Very truly yours,

                     STEPHEN A. ZRENDA, JR., P.C.



                     By:
                        Stephen A. Zrenda, Jr., Esq.

EXHIBIT 23.1

Addison, Roberts & Ludwig, P.C.
Certified Public Accountants

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference of our report dated June 10, 1998, in this Registration Statement on Form S-8 for Cronus Corporation.

June 22, 1998
Addison, Roberts & Ludwig, PC
2910 N. Swan Road, Suite 204
Tucson, Arizona 85712